                                                                  EXHIBIT (b)(1)

[CHASE LOGO]                                             [DEUTSCHE BANK AG LOGO]

28 September 2000

Cemex, S.A. de C.V. ("Green")
AV. Constitucion 444 Pte
Monterrey
Mexico 6400

Attention:Rodrigo Trevino
     Chief Financial Officer

Dear Sirs,

Project Rey/Spur--Credit Facilities--Commitment Letter

1. Introduction

   This Commitment Letter, together with the terms set out in the Term Sheet attached as the Appendix (the "Arrangement Terms") sets out terms and conditions of the facility (the "Facility"), which, respectively, The Chase Manhattan Bank and Deutsche Bank AG London (in such capacity, each a "Joint Underwriter" and together the "Joint Underwriters") are prepared to co-underwrite, and Chase Manhattan plc and Deutsche Bank Securities Inc. (in such capacity and as bookmanager, each a "Joint Lead Arranger" and together the "Joint Lead Arrangers") are prepared to co-arrange in connection with the offer (the "Offer") proposed to be made by Bidco for all the shares in the capital of the company identified by you to us as "Spur" (the "Target") and Bidco's acquisition of those shares (the "Acquisition").

   Undefined capitalised terms used in this Commitment Letter have the meanings given to them in the Arrangement Terms. References to this Commitment Letter include its Appendix.

   The Facility comprises an 18 month US$1,500,000,000 term loan facility to be provided to the Bank Borrower Vehicle (the "Borrower"), a newly-formed special purpose company, to be incorporated in a jurisdiction acceptable to the Banks and owned by a charitable trust (or otherwise constituted in a manner acceptable to the Banks) in accordance with the Structure Paper, pursuant to facility documentation (the "Facility Documentation") to be entered into on the terms envisaged by the Arrangement Terms.

   The proposal and underwriting commitment set out in this Commitment Letter is subject to the conditions set out in paragraph 16 below.

   Our obligations under this Commitment Letter are subject to your signature of our letters to you (the "Fee Letters") dated the same date as this Commitment Letter and which set out details of certain fees payable in relation to the Facility.

   This Commitment Letter regulates certain matters relating to the Facility and shall survive execution of the Facility Documentation.

2. Clear Market

   It is agreed that (a) the Joint Lead Arrangers will together act as the sole and exclusive arrangers and bookmanagers of the Facility, (b) the Facility Agent will act as the sole and exclusive facility agent in respect of the Facility and (c) the Joint Underwriters will together initially act as the sole and exclusive underwriters of the Facility.

                                       1
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   Except for the Facility and the US$1,400,000,000 facility to be made available to Bidco (the "Bidco Facility"), for the purposes of or in connection with, the Offer and the Acquisition and except for the refinancing of the US$400,000,000 bridge facility to Green by Chase and of certain other bridge and asset financings and except with the prior written consent of the Joint Lead Arrangers:

  (i) there will not at any time until the date syndication of the Facility has been successfully completed (the "Syndication Date") be (or be announced, arranged, underwritten, syndicated, attempted or solicited) any other public or private financing in the domestic (whether in the United Kingdom, the United States of America or elsewhere) or international money, debt, bank or capital markets (including, but not limited to, any public or private bond issue, private placement, note issuance, bilateral or syndicated credit) for (or guaranteed by) Green or any other member of the Group including (after the Target becomes a subsidiary of Bidco) the Target or any of its subsidiaries; and

  (ii) no amendment, waiver or consent shall be requested at any time prior to the Syndication Date in respect of anything referred to in (i) above,

   but the restrictions in (i) and (ii) above shall not:

  (a) prohibit you, the Target and/or any of its subsidiaries from approaching existing lenders to the Target and/or any of its subsidiaries for any amendment, waiver or consent required to avoid the Acquisition triggering a default, event of default or the like in respect of any borrowed money (or any facility which may give rise to borrowed money) of the Target and/or any of its subsidiaries; or

  (b) prohibit Yellow from (i) making a capital markets issue; or (ii) the securitisation of Yellow receivables; and (iii) the refinancing of the Vencemos trade facility provided in each case provided the size, terms, structure and pricing thereof have been previously approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld); or

  (c) prohibit Green from making a capital markets issue or continuing the syndication of the new USCP program in each case provided the size, terms, structure and pricing thereof have previously been approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld).

3. Delegation

   Each of the Joint Lead Arrangers and the Joint Underwriters may delegate any or all of its respective rights and/or obligations under any Underwriting Document to any of its affiliates (each a "Delegate") and may designate in writing to you any Delegate of its as responsible for the performance of any of its appointed functions under any Underwriting Document. Any Delegate must have the financial resources to honour obligations so delegated to it.

   In this Commitment Letter "Underwriting Documents" means this Commitment Letter, the Fee Letters, the Facility Documentation and any documentary ancillary or supplemental to any of the foregoing.

4. Syndication Strategy

   It is the intention of the Joint Lead Arrangers, prior to or after the execution of the Facility Documentation, to syndicate all or a portion of the commitment of the Joint Underwriters under the Facility Documentation to one or more Banks. You understand that the Joint Lead Arrangers intend to commence syndication efforts promptly following the date of your acceptance of this Commitment Letter. The Joint Lead Arrangers will, in consultation with you, manage all aspects of the syndication, including the selection of Banks, determination of when the Joint Lead Arrangers will approach prospective Banks, any naming rights and the final allocation of the commitments among the Banks. It is also understood and agreed that the amount and distribution of participating fees among the Banks will be at the Joint Lead Arrangers' discretion, after consultation with you, and that no Bank will receive any compensation of any kind for its participation in the Facility, except as expressly provided for in the Fee Letter or in the Facility Documentation.

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   You will actively assist the Joint Lead Arrangers in completing a timely and orderly syndication of the Facility in a manner satisfactory to the Joint Lead Arrangers and the Joint Underwriters. Such assistance shall include, but not be limited to (in addition to the obligations set out under the heading "Information Memorandum" below):

  (a) you using all reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships and those of Yellow and, so long as the Offer is recommended (and to the extent reasonably possible), those of the Target;

  (b) direct contact during the syndication process between senior management, senior representatives and advisers of you, Sunward, Yellow and, so long as the Offer is recommended (and to the extent reasonably possible), the Target, on the one hand, and the prospective Banks, on the other hand;

  (c) providing assistance in the preparation of a confidential Information Memorandum and other marketing materials to be used in connection with the syndication and providing all Information and Projections (each as defined below) reasonably deemed necessary by the Joint Lead Arrangers to successfully complete the syndication of the Facility;

  (d) the hosting, with the Joint Lead Arrangers, of one or more meetings of, and holding discussions with, prospective Banks;

  (e) agreeing to interest periods of one month's duration or less in respect of the Facility during syndication; and

  (f) ensuring that the syndication of the Facility is properly and satisfactorily coordinated with the syndication of the Bidco Facility.

5. Information Memorandum

   In line with normal euromarket practice, the Joint Lead Arrangers may provide an Information Memorandum, on your behalf, to prospective Banks on a strictly confidential basis. Such an Information Memorandum would, subject to applicable law, contain all relevant information about the Group, the Yellow Group, the Target, the Target Group, the financing structure for the Acquisition and the Facility and the use to which the proceeds of the Facility will be applied.

   We shall be pleased to help in the preparation of such an Information Memorandum. However, you will need to represent to the Joint Lead Arrangers in the terms set out below in respect of the Information Memorandum. In underwriting, arranging and syndicating the Facility, the Arranging Parties will be using and relying on such information without independent verification.

   You will be asked to approve the final version of the Information Memorandum before its distribution to prospective Banks.

6. Supplied Information and Projections

   You hereby represent, warrant and covenant to the Arranging Parties that (a) to the best of your knowledge, all information and data (excluding financial projections) concerning the Group, the Yellow Group, the Target, the Target Group, the financing structure for the Acquisition and the Facility and/or the use to which the proceeds of the Facility will be applied and the other transactions contemplated by this letter (the "Information") that has been or will be prepared by or on behalf of you or any of your authorised representatives and that has been made available or will be made available to any of the Arranging Parties by you or any of your authorised representatives in connection with the transactions contemplated by this Commitment Letter is, or will at the time such information is made available be, when taken as a whole, accurate, correct and complete in all material respects and does not, and at the time such information is made available will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not misleading in any material respect in light of the

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circumstances under which such statements are made and (b) all financial projections concerning the Group, the Yellow Group, the Target, the Target Group, the financing structure for the Acquisition and the Facility and the use to which the proceeds of the Facility will be applied and the other transactions contemplated by this Commitment Letter that have been or will be prepared by or on behalf of you or any of your authorised representatives and that have been or will be made available to any of the Arranging Parties by you or any of your authorised representatives in connection with the transactions contemplated by this letter (the "Projections") have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time made available to any Arranging Party.

7. Updating of Information and Projections

   You agree to supplement all Information concerning the Group, the Yellow Group, the Target and the Target Group that is or has been made available to the Arranging Parties and all the Projections which have been or are hereafter prepared by any of the Group, the Yellow Group, the Target or the Target Group from time to time until the sub-underwriting and general syndication of the Facility has been successfully completed so that all information provided remains, to the best of your knowledge, true and correct in all material respects and all projections remain based on assumptions believed by you to be reasonable.

8. Syndication

   The Joint Lead Arrangers shall be entitled, following consultation with you, to change the existing structure (or to seek an alternative structure (including capital markets solutions)), amount, terms and/or pricing of the Facility, if the syndication has not been successfully completed following efforts by the Joint Lead Arrangers which are in their opinions reasonable and if the Joint Lead Arrangers determine that, in the light of the same, changes are advisable in order to ensure a successful syndication of the Facility.

9. Confidentiality

   This underwriting commitment is intended for the Borrower's exclusive use and is made on the express understanding that it and its terms and conditions and that each of the Underwriting Documents will be treated as strictly confidential; provided that you may disclose this underwriting commitment (including its terms and conditions) (but not, in the case of (b) and (c) below, the Fee Letters) (a) to your accountants, attorneys and other advisers, in each case only in connection with the transactions contemplated by this Commitment Letter, (b) in any document in relation to the Offer or press release relating to the Offer, to the extent required by law or the rules of any competent regulatory authority, (c) to the directors of the Target in connection with the Offer or (d) as you may be compelled to do so in a judicial or administrative proceeding or as otherwise required by law.

10. Conflicts

   Upon countersignature of this Commitment Letter you acknowledge that the Joint Underwriters and/or the Joint Lead Arrangers, their respective parent undertakings, subsidiary undertakings and fellow subsidiary undertakings (collectively the "Arranging Groups") may be providing debt financing, equity capital or other services (including financial advisory services) to other persons with whom you may have conflicting interests.

   No member of the Arranging Groups shall use confidential information obtained from you by virtue of the Facility or its relationship with you in connection with its performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranging Groups may have as Facility Agent under the Facility Documentation. You also acknowledge that no member of the Arranging Groups has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, confidential information obtained from other persons.

                                       4
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   The terms "parent undertaking", "subsidiary undertaking" and "fellow subsidiary undertaking" have the meanings given to them in Sections 258 and 259 of the Companies Act 1985.

   The term "confidential information" means any information relating to the Group, the Yellow Group, the Target, the Target Group and/or their affiliates and/or their business excluding any information which (i) at the time of disclosure is in the public domain, (ii) comes into the public domain other than as a result of a breach of the confidentiality obligations contained in this Commitment Letter or (iii) became available to the disclosing party from a source other than the Group, the Yellow Group, the Target or the Target Group (or in each case, any of their affiliates).

11. Indemnity and Limitation

   Upon countersignature of this Commitment Letter by you, you agree to indemnify, and hold harmless, each member of the Arranging Groups and their directors, officers, employees and agents (each an "Indemnified Person") against any loss, claim, damage, liability, cost or expense incurred in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letters or the Facility or the use or proposed use of proceeds of the Facility (including the reasonable fees and expenses of counsel to the Indemnified Persons), and to reimburse each of such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing (except to the extent resulting from the gross negligence or wilful misconduct of such Indemnified Person).

   You also agree that no Indemnified Person shall have any liability (whether direct or indirect in contract or tort or otherwise) to you or any other member of the Group (or your or its affiliates) for or in connection with the transactions contemplated by this Commitment Letter except following your acceptance of this Commitment Letter for (i) breach of the terms of this Commitment Letter or (ii) any such liability for loss or damages incurred to the extent that such losses or damages are found in a final judgment by a court of competent jurisdiction (against which no appeal is or can be made) to have resulted directly from the gross negligence or wilful misconduct of such Indemnified Person. No Indemnified Person shall be responsible or liable to you or any other person for consequential damages.

12. Expenses

   By countersignature of this Commitment Letter you agree that you shall on demand pay, or procure that there is paid, to the Joint Lead Arrangers and the Joint Underwriters (who shall provide on request reasonable details of the relevant cost or expense) the amount of all reasonable costs and expenses (including, without limitation, legal fees, consultants fees, due diligence expenses, travel expenses and disbursements) incurred by the Joint Lead Arrangers and/or the Joint Underwriters in connection with:

  (a) the syndication of the Facility and the negotiation, preparation, printing and execution of the Underwriting Documents including the Facility Documentation and, establishing the Bank Borrower Vehicle and all other relevant corporate or other entities and carrying out the other steps envisaged by the Structure Paper; and

  (b) any signing and publicity expenses incurred in connection with the Facility and the Facility Documentation.

   You shall reimburse, or procure that there is reimbursed, such expenses upon presentation to you by the Joint Lead Arrangers or the Joint Underwriters of a statement of account. You shall reimburse, or procure that there is reimbursed, such expenses in all circumstances and irrespective of whether or not (i) the transactions contemplated by this Commitment Letter are actually completed or
(ii) the Facility Documentation is signed.

   You confirm that, if such fees have not already been paid, the Joint Lead Arrangers are authorised to deduct all fees payable in relation to the Facility from the drawdown of the Facility by the Borrower.

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   All payments to be made by you under any Underwriting Document shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

   It is agreed that estimates of expenses accrued will be provided periodically as agreed during the course of the transaction.

13. Taxes

   All amounts payable to any of the Arranging Parties under the Underwriting Documents are exclusive of Value Added Tax or any similar taxes ("VAT"). All amounts charged by any Arranging Party or any Bank or for which any Arranging Party or any Bank are to be reimbursed will be invoiced together with VAT, where appropriate.

14. Termination

   The Joint Underwriters may terminate their underwriting commitments in respect of the Facility, and the Joint Lead Arrangers may terminate their proposal to arrange the Facility (in each case by written notice to each of the other parties to this Commitment Letter) if:

  (a) Facility Documentation acceptable to the Joint Underwriters and Joint Lead Arrangers is not signed on or before 30 November 2000 (or such later date as the Joint Arrangers may agree); or

  (b) you breach, in any material respect, any term of this Commitment
      Letter; or

  (c) any information provided by you, any other member of the Group or your or their advisers (either orally or in writing) to any Arranging Party or its advisers is materially inaccurate such that, if such information had been accurate when provided, it could reasonably be expected to be relevant to the decision of the Joint Lead Arrangers and the Joint Underwriters to arrange or underwrite the Facility; or

  (d) you or any member of the Group or your or its advisers fails to disclose material facts or material information to the Joint Lead Arrangers and the Joint Underwriters which could reasonably be expected to be relevant to their decision to arrange or underwrite the Facility; or

  (e) either (i) there occurs after the date of this Commitment Letter any material adverse change in the operations, condition or prospects (financial or otherwise) of the Group including the Target Group or
      (ii) there occurs a material disruption of or material adverse change in the financial, banking or capital market conditions, in either case which may have an adverse effect on the successful syndication of the Facility.

   The Facility Documentation will embody the commitment of each Bank (including the Joint Underwriters) to lend money to the Borrower under the Facility. The Joint Underwriters will not be obliged to provide the Borrower with any funds under the Facility until the Facility Documentation is signed by the Joint Underwriters and then only pursuant to its terms. No party will be obliged to sign the Facility Documentation unless it is satisfied in all respects with it.

   Each of your obligations under the paragraphs headed "Expenses", "Indemnity and Limitation" and "Confidentiality" will survive the termination (for whatever reason) of the Joint Lead Arrangers' and the Joint Underwriters' obligations set out in this Commitment Letter.

15. Assignment

   No Underwriting Document nor your rights under it may be assigned without our prior written consent. References in this Commitment Letter to any person shall include any permitted assignee or other successor in title of such person.

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16. Conditions

   The proposal and underwriting commitment set out in this Commitment Letter is subject to:

  (a) Chase Manhattan plc being appointed as joint lead arranger and The Chase Manhattan Bank being appointed as joint underwriter in relation to the Bidco Facility on terms acceptable to them, as discussed with you previously;

  (b) finalising in detail the corporate and financing structure for the Offer; however, in this regard, we confirm that we are satisfied with the structure as set out in the draft Structure Paper in the form attached;

  (c) agreement acceptable to you and us on the arrangements for, and interrelationship of, the Facility with the Bidco Facility; and

  (d) the Offer being an all cash offer.

17. Execution and General

   If you agree with the terms and conditions of this Commitment Letter, please confirm this by signing, dating and returning the two enclosed copies of this Commitment Letter together with two signed and dated copies of the relevant Fee Letters to Kristian Orssten of Chase Manhattan plc and Robert Gray of Deutsche Bank Securities Inc. on or before 5pm (London time) on 28 September 2000, failing which this proposal and underwriting commitment will terminate.

   This proposal and underwriting commitment will take effect subject to the terms and conditions set out in this Commitment Letter once countersigned by you.

   If this Commitment Letter is not so accepted, the Underwriting Documents (and any copies) shall be returned to the persons referred to above on behalf of the Arranging Parties promptly.

   This Commitment Letter may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counter-part.

   This proposal and underwriting commitment supersedes any prior oral and/or written understandings and/or agreements relating to the Facility. It may not be amended except as agreed in writing by all parties to this Commitment Letter.

   You acknowledge that you have not relied on any representation other than those set out in this Commitment Letter. We are not liable to you for any representation (other than any fraudulent one) that is not set out in this Commitment Letter.

   Other than the Borrower a person who is not a party to this Commitment Letter shall have no rights under the Contract (Right of Third Parties) Act 1999 to enforce any of its terms.

18. Law and Jurisdiction

   This Commitment Letter shall be governed by English law. You irrevocably and unconditionally submit to the exclusive jurisdiction of the High Court of Justice of England and Wales over any suit, action or proceeding arising out of or in relation to this Commitment Letter or any transaction contemplated by this Commitment Letter or the performance of any services under this Commitment Letter. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

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   You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding against you and may be enforced in any other courts to which you are or may be subject, by suit upon judgment.

   You irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the transactions contemplated by it or the performance of services under this Commitment Letter.

   You hereby irrevocably appoint The Law Debenture Trust Corporation plc as your agent for service of process in England and Wales in respect of this Commitment Letter and the Fee Letters and agree to procure that The Law Debenture Trust Corporation plc promptly after the date of your acceptance of this Letter Commitment accepts such appointment.

   We look forward to your favourable response to our proposal and to your mandate to us to proceed with this transaction.

   Please confirm your agreement to the above terms by signing where indicated below.

Yours faithfully,

    /s/ Kristian Orssten                        /s/ Victoria T. Mursell
----------------------------             --------------------------------------
For and on behalf of                     For and on behalf of
THE CHASE MANHATTAN BANK                 DEUTSCHE BANK AG LONDON
Joint Underwriter

                                         Joint Underwriter

    /s/ Kristian Orssten                        /s/ Victoria T. Mursell
----------------------------             --------------------------------------
For and on behalf of                     For and on behalf of
CHASE MANHATTAN plc                      DEUTSCHE BANK SECURITIES INC.
Joint Lead Arranger                      Joint Lead Arranger

Accepted and agreed by:

CEMEX, S.A. de C.V.

/s/ Ramiro Villarreal

By: Ramiro Villarreal
----------------------------

Date: 28 September 2000

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[CHASE LOGO]                                             [DEUTSCHE BANK AG LOGO]

    This is the Appendix to a Commitment Letter from Chase and Deutsche Bank to Green dated 28 September 2000

                                  The Appendix

                                Project Rey/Spur

                        US$1,500,000,000 SENIOR FACILITY

                          SUMMARY TERMS AND CONDITIONS

   This Appendix should be read in conjunction with the Commitment Letter and the Fee Letter of the same date (together the "Letters"). Undefined capitalised terms used in this Appendix have the meanings given to them in the Letters.

   The representations and warranties, events of default, covenants and mandatory-prepayment, yield protection and other commercial provisions will be subject where customary to exceptions, appropriate materiality (referring to the term Material Adverse Effect in provisions which customarily are qualified in this way) and other qualifications, grace periods, baskets and thresholds to be agreed ("Usual Exceptions").

   The term "Material Adverse Effect" as used in this Appendix signifies a matter which is reasonably likely materially and adversely to affect:

  (a) the ability of the Borrower and the other relevant members of the Group to comply with their payment obligations and/or the financial covenants (provided that in this latter case such non compliance materially adversely affects or could affect the ability of relevant members of the Group to comply with its payment obligations) under the facility agreement to be made between the Borrower, the Joint Lead Arrangers and others (the "Facility Agreement"), the related fee letter, the Dutch Holdco Documentation, the Trigger Right Agreement and any related documentation, together being the "Facility Documents"; and/or

  (b) the validity or enforceability of any of the Facility Documents; and/or

  (c) the business, assets, financial or trading condition of the Borrower and/or Yellow and its subsidiaries from time to time taken as a whole on a consolidated basis and including the Target from the date (the "Unconditional Date") upon which the Offer becomes or is declared unconditional in all respects in accordance with this Appendix.

   The term "material Yellow Group company" as used in this Appendix signifies any member of the Yellow Group accounting for at least 10% of the Yellow Group profit, cash flow or assets.

   The Facility is to be made available to the Borrower on the condition that it is to be used in the manner envisaged by the structure we have discussed. A detailed paper (the "Structure Paper") setting out the tax, accounting, corporate and legal structure, consistent with those discussions and this Appendix will be prepared and agreed between our respective advisers and the availability of the Facility is also conditional on each of the other steps set out in the Structure Paper being fulfilled in accordance with the terms of the Structure Paper.

                                       9
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A Parties

Finance Parties

Joint Lead Arrangers and
 Bookmanager                   Chase Manhattan plc and Deutsche Bank
                               Securities Inc. who shall together be joint lead arrangers and joint bookrunners on an equal basis

Joint Underwriters             The Chase Manhattan Bank and Deutsche Bank AG
                               London who shall together be joint underwriters on an equal basis for US$750,000,000 each

Banks The Joint Underwriters and the other banks, financial institutions and other entities selected by the Joint Lead Arrangers in consultation with Green in the syndication of the Facility

Facility Agent                 Chase Manhattan International Limited

Arranging Parties              The Joint Lead Arrangers, the Joint
                               Underwriters and the Facility Agent

Finance Parties                The Arranging Parties and the Banks

Group Entities

Bidco a US special purpose vehicle, being a 100% subsidiary of Yellow

Dutch Holdco                   a Dutch BV company or other entity (which may
                               incorporated in another jurisdiction) as agreed between the Arranging Parties and Green; in either case to be majority owned by Sunward and owned as to the remainder by the Bank Borrower
                               Vehicle

Green                          Green S.A. de C.V.

Group Green and all its subsidiary undertakings from time to time

Bank Borrower Vehicle          a company or companies (or other appropriate
                               entities) newly established and owned by a charitable trust (or otherwise not owned by either the Banks or Green) established and structured in a way acceptable to the Joint
                               Lead Arrangers and Green, and in accordance with the Structure Paper

Sunward                        Sunward Acquisitions NV a Dutch company and a
                               100% subsidiary of Green

Target                         Spur

Target Group                   Target and all its subsidiary undertakings from
                               time to time

Yellow
                               Yellow S.A.

Yellow Group
                               Yellow and all its subsidiary undertakings from time to time

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Obligors

Borrower                       the top company or entity in the Bank Borrower
                               Vehicle

Warrantors                     all other companies or entities in the Bank
                               Borrower Vehicle

As party to the Dutch Holdco
 Documentation                 Sunward

B Description of Facility

Amount                         US$1,500,000,000

Type                           Term Loan Facility

Tenor                          18 months from signing of the Facility
                               Agreement

Purpose The Facility is to be used for the Offer Purposes, namely, following the bid for Target becoming unconditional, the financing indirectly of part of the payment by Bidco of
                               (i) consideration due to shareholders in the Target pursuant to the Offer (the shares in the Target acquired by Bidco (whether pursuant to the Offer or otherwise) being "Target Shares"),
                               (ii) consideration due to holders of share options (if any) in the Target in respect of the cancellation of those options and (iii) related fees and expenses, such financing to be provided to Bidco in accordance with the terms of the Structure Paper.

Availability                   The Facility shall be available on and from
                               satisfaction of the conditions precedent until 30 June 2001 (the "Availability Period"). Any undrawn amount of the Facility at the end of the Availability Period will be automatically cancelled.

C General Provisions

Repayment                      The Facility shall be repaid:

                               (a)  as to US$300,000,000, in instalments of
                                    the following amounts on the following
                                    dates after first drawdown:

                                   . US$100,000,000 on the ninth month;

                                   . US$100,000,000 on the twelfth month; and

                                   . US$100,000,000 on the fifteenth month;
                                      and

                               (b) as to the balance on the date falling 18 months after signature of the Facility Agreement

Interest Rate                  The interest rate will be the London Interbank
                               Offered Rate ("LIBOR") (determined by reference to the applicable screen page for US dollars) plus the applicable Margin and any applicable additional costs rate.

                               Interest shall be paid on the last day of each Interest Period and will be calculated on the basis of actual days elapsed and a year of 360 days.

Margin The applicable Margin will be determined by the ratio of Total Debt (as defined in "Financial Covenants" below) to EBITDA (as defined in "Financial Covenants" below) (tested quarterly), as follow:

                                                   Martin
                               Ratio           (basis points)
                               -----           --------------
                               3.75 and above       175
                               3.25-3.75            150
                               2.75-3.25            125
                               below 2.75           100

                               provided that the Margin during the first three months after the Facility is drawn down will be 150 basis points.

Interest Periods               The Facility shall have Interest Periods of 1,
                               2 or 3 months or such other period as may be agreed to by the Banks. During the syndication process, the Joint Lead Arrangers may require the Facility to have an Interest Period of one month to assist the syndication process.

Default Rate                   All overdue amounts, whether of principal,
                               interest, fees or otherwise, shall bear
                               interest at 2% per annum over the rate
                               otherwise applicable thereto.

Commitment Fees                0.375% per annum on the undrawn portion of the
                               Facility from the date of signing the Facility
                               Agreement and during the Availability Period.
                               Such commitment fees shall accrue from signing of the Facility Agreement and be payable quarterly in arrears, and on the drawdown date of the Facility and shall be calculated on the basis of actual days elapsed and a year of 360 days.

Agency Fee                     An agency fee in the amount agreed between the
                               Facility Agent and Green in the Fee Letter shall be paid annually in advance to the Facility Agent.

Optional Prepayments           The Borrower may prepay all or, subject to an
                               appropriate minimum amount and multiple, any part of the Facility upon 30 banking days' notice. No penalty, fee or premium will be payable unless the prepayment is otherwise than on the last day of an Interest Period in which case prepayment shall be subject to an indemnity for broken funding costs.

Mandatory Prepayments          Mandatory prepayments shall be required:

                               (a) in full, on an IPO of any member of the
                                   Yellow Group or on a change of control or sale of substantially all of the business or assets of any material member of the Yellow Group other than any IPO related to previous agreements with investors under joint venture agreements or similar agreements in connection with Cemex Asia Holdings or any sale of e-business activities of Green or the Group;

                               (b) in full, on the Call Option (as defined
                                   below) being exercised;

                               (c) in full, on the Trigger Right (as defined
                                   below) becoming exercisable;

                               (d) in full, on Green ceasing to be the owner,
                                   directly or indirectly, of 100% of the
                                   issued share capital of Sunward;

                               (e) in full, if any debt is raised for the
                                   purpose of prepaying any of the Banks (in whole or in part); and

                               (f) to the extent such application is legally
                                   permitted, from the proceeds of any
                                   disposal of assets or shares by any members of the Yellow Group (net of reasonable costs and expenses of disposal and tax incurred or provided for in connection with the disposal) in excess of an amount to be agreed provided this paragraph shall not apply to proceeds of disposals reinvested by any member of the Yellow Group in the ordinary course of business, or used to permanently repay borrowed money of the Yellow Group, within 3 months of receipt of such disposal proceeds.

                               Amounts prepaid shall not be available for redrawing.

Conditions Precedent           Availability of the Facility is subject to
                               satisfactory legal documentation being agreed between all relevant parties including the Borrower, Sunward and the Banks and certain conditions precedent, each of which shall be in form, substance and in all respects satisfactory to the Facility Agent, including:

                               (a) evidence that the corporate and capital
                                   structure of the Yellow Group and regarding the Bank Borrower Vehicle and Dutch Holdco, is in accordance with the Structure Paper (noting paragraph 16(b) of the Commitment Letter);

                               (b) receipt of copies of constitutive documents
                                   and corporate authorities for each Obligor and each other company entering into the Facility Documentation;

                               (c) legal, accounting and tax opinions from
                                   counsel and other advisers to the Banks in all applicable jurisdictions;

                               (d) copies of the tender offer document(s) and
                                   the agreement and plan of merger, in the agreed form (the "Offer Documents");

                               (e) evidence that all regulatory and other
                                   approvals for the Acquisition have been
                                   given (whether formal notification of such approvals has been issued or not) and that the Acquisition is not liable to be prohibited by any relevant regulatory authority;

                               (f) the payment of fees pursuant to the Fee
                                   Letter;

                               (g) the Offer being unconditionally accepted
                                   and effective in respect of an aggregate purchase price of not more than an amount to be agreed (it being agreed that if the aggregate purchase price exceeds such amount the extra funding required will be provided by Green and that if the Offer consideration is not all cash, the Banks may reduce the amount of the Facility), with a minimum acceptance level of an amount to be agreed (on the basis it will be that percentage that will enable Bidco to acquire, and merge with, the Target);

                               (h) evidence that the amount advanced under the
                                   Facility will, on receipt by the Bank
                                   Borrower Vehicle be used to acquire the
                                   relevant number of first ranking preference shares of Dutch Holdco (or other suitable instruments as may be agreed which confer priority on the Bank Borrower Vehicle for income and capital of Dutch Holdco (together "Preference Shares")), in accordance with the Structure Paper;

                               (i) evidence that Yellow on receipt of the
                                   moneys referred to in (h) above will remit such amount to Bidco on terms acceptable to the Banks and in accordance with the Structure Paper;

                               (j) a copy of all documentation required to
                                   effect (i) above executed by all the
                                   parties thereto, in the agreed form;

                               (k) evidence that Sunward has contributed
                                   85.15% of Yellow to the Dutch Holdco in
                                   exchange for the relevant number of
                                   ordinary shares (or other relevant
                                   instruments which are subordinate to the Preference Shares in all respects (together the "Ordinary Shares"));

                               (l) the Dutch Holdco Documentation (as defined
                                   below), in the agreed form, duly executed by all the parties thereto;

                               (m) if not constituted by the Dutch Holdco
                                   Documentation, the agreement (the "Trigger
                                   Right Agreement") constituting the Trigger
                                   Right (as defined below), in the agreed
                                   form, duly executed by all the parties
                                   thereto;

                               (n) evidence that the Bidco Facility has been,
                                   or will be on the date the Facility is
                                   advanced, advanced to Bidco (the Bidco
                                   Facility being on the terms and
                                   arranged/underwritten by the persons as
                                   discussed);

                               (o) the Offer Documents having become effective
                                   containing an Offer price not exceeding the agreed maximum;

                               (p) no material regulatory conditions or
                                   undertakings having been required of the Group (including any divestment obligation) and none of the conditions of the Offer relating to price, acceptances and regulatory matters having been waived without in any such case the prior written consent of the Majority Banks having been obtained; and

                               (q) evidence that a Debt Service Reserve
                                   Account has been established and has been fully funded (with three months' interest).

                               Further conditions:

                               (i) representations and warranties (other than
                                   those not to be repeated) are true and
                                   accurate on the date of drawdown of the
                                   Facility; and

                               (ii) no event of default or Trigger Event or
                                    potential event of default or Trigger
                                    Event has occurred and is continuing or
                                    will occur as a result of drawdown of the Facility.

Condition Subsequent           Green's Egyptian assets to be contributed to
                               Yellow, as envisaged by the Structure Paper, as soon as practicable after the Facility
                               Agreement being executed.

Dutch Holdco Documentation     As a condition precedent to the availability of
                               the Facility, the Dutch Holdco, Sunward (whose obligations to act, or to omit to act, in certain ways as shareholder will be confirmed by Green) and the Bank Borrower Vehicle will enter into an agreement or agreements and will approve Articles of Dutch Holdco (together the
                               "Dutch Holdco Documentation") regulating
                               Sunward's and the Bank Borrower Vehicle's interests in the Dutch Holdco and their respective rights under Preference Shares and Ordinary Shares held by them and, accordingly, their interests in, and the activities of, Yellow and the payment of dividends by Yellow.
                               The principle point is that the Preference
                               Shares held by the Bank Borrower Vehicle will rank for income and capital in all respects prior to those held by Sunward. No material decision may be made without the consent of holders of all the Preference Shares.

                               Dutch Holdco will have a corporate entity as its sole managing director and certain reserved matters may only be exercised with the consent of both the Bank Borrower Vehicle and, save as described below, Sunward

Additional Rights of the
 Bank Borrower Vehicle
                               Under the Dutch Holdco Documentation the Bank Borrower Vehicle will have the right (the "Trigger Right"), on the occurrence of certain specified events (including an Event of Default under the Facility Agreement) (each a "Notice Event"), to give notice to Sunward. Sunward will continue to have the right, within a specified period after such notice, either to
                               (i) exercise and complete the Call Option or
                               (ii) place Dutch Holdco into liquidation.

                               If Sunward places Dutch Holdco into
                               liquidation, the pre-agreed liquidator will be obliged to sell such number of Yellow shares as are required to be sold in order to effect a repayment of the Facility Outstanding Amount (as defined below), but such sale would be conducted through procedures which would be set out in the Dutch Holdco Documentation (the "Trigger Procedures"). The Trigger Procedures would require the appointment jointly by Dutch Holdco and the Facility Agent of agreed investment bank(s) (the "Investment Banks") to advise on and to market the Yellow shares with a view to obtaining the best price reasonably obtainable in the open market given a reasonable period (to be agreed) in which to achieve such sale. If the Facility Agent is advised by the Investment Banks that it is not necessary to sell all the Yellow shares in order to repay all amounts outstanding in respect of the Facility, the Investment Banks will market for sale such number of Yellow shares as the Facility Agent determines (on such advice) is required to be sold in order to repay all amounts outstanding or otherwise due in relation to the Facility.

                               The proceeds of sale would be used to
                               repay/redeem the Preference Shares (together with accrued coupon, costs and expenses and any taxes or duties) and any surplus would be paid on the Ordinary Shares. To the extent it would be necessary to place Dutch Holdco into liquidation in order to make a lawful distribution on the Preference Shares, the Dutch Holdco Documentation will provide for all necessary resolutions to that effect to be passed.

                               It is agreed that Sunward will retain the ability, pursuant to the Call Option described below, to avoid Yellow shares being sold to a third party. Sunward can do this at any time before such sale is effected. Under the terms of the Trigger Sale Procedures, Sunward will receive notice (of a reasonable period to be agreed) of any intended sale under the Trigger Right, to afford Sunward/Green the opportunity to use the Call Option.

                               If (a) a Notice Event occurs and Sunward does not take either of the actions in (i) or (ii) above within such specified period, or (b) Sunward fails to exercise and complete the Call Option by the maturity date of the Facility where the Facility has not otherwise been repaid in full, arrangements will apply under which the Bank Borrower Vehicle will be able to cause Dutch Holdco to sell Yellow shares to the extent required to repay the Facility Outstanding Amount.

Call Option                    Sunward and the Bank Borrower Vehicle will
                               enter into a call option (the "Call Option") pursuant to which Sunward will have the right, at any time during the term of the Facility, to purchase from the Bank Borrower Vehicle all its Preference Shares. The consideration payable by Sunward on exercise of this option will be that amount as is required to repay the Facility in full, together with all interest and all other amounts due under the Facility Documentation up to the date of such repayment (the "Facility
                               Outstanding Amount").

Representations and            Subject to the Usual Exceptions, the
 Warranties                    representations and warranties to be given by
                               each Obligor in respect of itself and Yellow
                               Group will include representations and
                               warranties as commonly found in a facility of this type including those representations and warranties as to:

                               (a) status, due incorporation, power and
                                   authority to perform, no requirement to
                                   file the Facility Documentation, no event of default continuing, no breach of borrowing restrictions, consents and compliance with laws, non-conflict with law or other agreements and obligations under the Facility Documentation are binding;

                               (b) no material litigation or labour disputes,
                                   no winding-up or other insolvency
                                   proceedings, no material adverse change, no encumbrances (other than as permitted), no material defaults;

                               (c) no unpaid taxes or overdue filings in
                                   respect of any member of the Group;

                               (d) Finance Parties' claims will rank pari
                                   passu;

                               (e) Information supplied, accounts and
                                   projections;

                               (f) (from the Borrower only) the Borrower is
                                   controlled by the trustees of the
                                   charitable trust;

                               (g) compliance with environmental law and
                                   approvals;

                               (h) key intellectual property representations;

                               (i) each of (i) (from each Obligor other than
                                   Sunward) the Borrower and the Bank Borrower
                                   Vehicle and (ii) (from each Obligor) Dutch
                                   Holdco is a holding company and does not have any material assets or material liabilities other than shares (or other interest) in the other entities in the Bank Borrower Vehicle or Yellow (in accordance with the Structure Paper) and intercompany debt, in accordance with the Structure Paper;

                               (j) no borrowed money, other than as permitted;

                               (k) all shares in Target acquired by Bidco will
                                   be beneficially owned by Bidco free from encumbrances;

                               (l) the transactions contemplated in the
                                   Structure Paper are and can be implemented in all material respects in accordance with the terms of the Structure Paper and all applicable laws and regulations;

                               (m) original financial statements were properly
                                   prepared and give a true and fair view;

                               (n) no material adverse change since original
                                   financial statements;

                               (o) (after the expiry of a 120 day clean up
                                   period beginning on the date of the
                                   Acquisition) relevant representations about the Target and the Target Group as required by reference to the results of due diligence on the Target and the Target Group.

                               The representations and warranties will be repeated on the drawdown date of the Facility, the date upon which the Offer is made and on the first day of each Interest Period, subject to the Usual Exceptions.

                               Additionally, under the Facility Documents,
                               Sunward will give certain representations regarding, amongst other things, its ownership of shares in Dutch Holdco, the injection of Yellow into Dutch Holdco and the arrangements set out in the Structure Paper.

Financial Covenants            The following financial covenants will apply,
                               to be tested quarterly:

                               (a) Total Debt: EBITDA at level(s) to be
                                   agreed; and

                               (b) EBITDA: Total Interest, at level(s) to be
                                   agreed,

                                   where:

                                   "Total Debt" means the aggregate total debt of the Yellow Group and principal element of the consideration payable by

                                   Sunward under the Call Option (being the
                                   Facility Outstanding Amount from time to
                                   time) minus the amount standing to the
                                   credit of the Debt Service Reserve Account, but including any off-balance sheet financings. Note: Some exceptions to this definition will be agreed to carve out certain indebtedness of Yellow Group (i.e. non interest-paying subordinated intercompany loans, subordinated to the Preference Shares on terms satisfactory to the Banks, from members of Green group, financial derivatives and operating leases)

                                   "EBITDA" means EBITDA of the Yellow Group, provided that if country risk for any country materialises, the contribution to EBITDA of any members of the Yellow Group in that jurisdiction shall be ignored;
                                   Note: Certain adjustments to reflect
                                   Spanish GAAP treatment to prior year
                                   figures and the way to incorporate EBITDA coming from acquired subsidiaries during calculation period, to be discussed; and

                                   "Total Interest" means total interest on Total Debt plus preferred dividends (or similar) paid by members of the Yellow Group on putable securities (or similar)

Information Covenants          Each of the Borrower and Yellow shall provide
                               financial information including the following:

                               (a) (from Yellow) annual audited accounts of it
                                   and audited consolidated accounts of the Yellow Group within 180 days of the financial year-end;

                               (b) (from Yellow) the quarterly accounts of the
                                   Yellow Group within 60 days of the end of each quarter;

                               (c) (from Yellow) together with each set of
                                   accounts delivered pursuant to (a) or (b) above, annual or, as the case may be, quarterly compliance certificates signed by two directors (one of whom is the Finance Director) and, in the case of compliance certificates delivered with the annual audited consolidated accounts, such compliance certificates are to be signed by the Yellow Group's auditor together with a certificate, signed by two directors or Yellow's auditors as aforesaid, stating the amount of Total Debt; and

                               (d) (from the Borrower or, as appropriate,
                                   Yellow) such other information in the
                                   possession of the Borrower and/or Yellow relating to the financial condition of it and the other parts of the Bank Borrower Vehicle, the Yellow Group or any member of the Group as the Facility Agent may reasonably request.

Negative undertakings          Negative undertakings, as commonly found in a
                               facility of this type, including the following, will apply in relation to the Obligors and the Yellow Group, subject to the Usual Exceptions:

                               (a) no encumbrances other than permitted
                                   encumbrances;

                               (b) no indebtedness save for indebtedness under
                                   the Facility Documentation and the Bidco
                                   Facility and an aggregate permitted amount for the Yellow Group to be agreed by Green and the Joint Lead Arrangers by reference to relevant financial parameters;

                               (c) limitation on finance leasing arrangements,
                                   hire purchase, conditional sale or other agreements for the acquisition of any asset upon deferred payment terms other than trade credit incurred in the ordinary course of business and subject to limitations to be agreed, with all existing arrangements of this type disclosed to the Joint Lead Arrangers and further arrangements of this type up to an amount to be agreed to be permitted;

                               (d) limitation on guarantees or indemnities and
                                   loans save for the ordinary course of
                                   trading activities and guarantees,
                                   indemnities and loans to other members of the Yellow Group;

                               (e) no factoring of receivables and no sale and
                                   leaseback transaction, in the case of
                                   factoring, in excess of an aggregate limit for the Yellow Group to be agreed;

                               (f) limitation on acquisition of any property
                                   or investments or subsidiaries and no entry into joint venture or similar arrangements above a certain value, to be agreed, without prior written consent of the Majority Banks;

                               (g) other than in relation to the merger of
                                   Bidco and the Target pursuant to the
                                   agreement and plan of merger, a limitation on redemption, repurchase, retirement or acquisition of any share capital or warrants or repayment of shareholder or subordinated debt, if any;

                               (h) prohibition on arrangements restricting
                                   implementation of the Acquisition or
                                   restricting implementation of the steps in the Structure Paper;

                               (i) other than in relation to the merger of
                                   Bidco and the Target pursuant to the
                                   agreement and plan of merger, a restriction on changes from core business and no amalgamations or mergers without consent of the Majority Banks;

                               (j) limitation on sale, transfer, lease or
                                   other disposal of assets subject to a
                                   threshold to be agreed, other than where such disposal is required by a relevant regulatory body or where the proceeds of such disposal are reinvested in assets compatible with the business of the Yellow Group, or used to permanently repay borrowed money of the Yellow Group, within a period to be agreed;

                               (k) no arrangement or transactions other than
                                   on an arm's length basis in normal course of business;

                               (l) no cashflow restrictions, other than under
                                   the Facility Agreement and any imposed by law or under the existing contractual arrangements of members of the Target Group;

                               (m) no issue or allotment to non-Yellow Group
                                   companies of any shares or relevant
                                   securities;

                               (n) neither the Bank Borrower Vehicle nor Dutch
                                   Holdco shall carry on any business save for acting as a holding company, the making of loans envisaged by the Structure Paper, or own any material assets or (subject to a threshold to be agreed) have material liabilities, other than shares in other entities in the Bank Borrower Vehicle or, as appropriate, Yellow, in accordance with the Structure Paper or as otherwise required by the Structure Paper; and

                               (o) neither the Bank Borrower Vehicle nor Dutch
                                   Holdco shall carry on any business save for acting as a holding company, the making of loans to or own any material assets (or subject to a threshold to be agreed) have material liabilities other than shares in other entities in the Bank Borrower Vehicle or, as appropriate, Yellow, in accordance with the Structure Paper.

Positive Undertakings          Positive undertakings, as commonly found in a
                               facility of this type, including the following will apply in relation to the Obligors and the Yellow Group, subject to the Usual Exceptions:

                               (a) use the proceeds of the Facility only as
                                   permitted by the Facility Agreement;

                               (b) promptly obtain and renew all necessary
                                   consents, filings and authorisations;

                               (c) maintain appropriate level of insurances
                                   over all assets and in compliance with all other relevant documentation (e.g. leases);

                               (d) promptly pay all taxes imposed/file tax
                                   returns;

                               (e) observe and comply with all obligations in
                                   respect of intellectual property, the
                                   failure to comply with which would have a Material Adverse Effect;

                               (f) observe and comply with all obligations in
                                   respect of environmental laws and
                                   environmental approvals, the failure to
                                   comply with which would have a Material
                                   Adverse Effect;

                               (g) (by the Borrower) ensure pari passu ranking
                                   of payment obligations of the Borrower
                                   under the Facility Agreement with other
                                   unsecured unsubordinated debt obligations of the Borrower;

                               (h) maintenance of corporate existence,
                                   compliance with all laws and directives
                                   applicable to the relevant business;

                               (i) comply in all respects with any
                                   prohibitions against financial assistance under laws of any applicable jurisdiction;

                               (j) Yellow will procure that the Bidco Facility
                                   (that Facility being on the terms and
                                   arranged/underwritten by the persons as
                                   discussed) will be available to the Target on the date there is a change of control of the Target as a result of the Offer, and that on that date, Target will repay in full the outstandings, if any, under any existing credit facilities and will cancel the available commitments thereunder in full and will procure the release and discharge of any guarantees or security provided by it or its subsidiaries in respect of such facilities as soon as practicable thereafter and in any event within 30 days thereof save, in either case, where consents or waivers have been obtained which mean that facilities are not repayable as a result of the Offer/Acquisition;

                               (k) ensure that at all times the Debt Service
                                   Reserve Account is funded with three
                                   months' interest; and

                               (l) Yellow will use its best endeavours to
                                   agree extensions to the maturity of its
                                   facilities.

Offer Covenants                The Facility Agreement will contain
                               undertakings by the relevant Obligors
                               concerning conduct of the Offer by Bidco typical for the financing of an Offer for a US target (subject to consent by the Majority
                               Banks to the contrary), including:

                               (a) no other public statement made in
                                   connection with the Offer which is
                                   inconsistent with the terms of the Offer
                                   Documents;

                               (b) keep the Facility Agent informed as to
                                   status and the progress of the Offer, and promptly reply to requests by the Facility Agent to supply information in connection with the Offer;

                               (c) making of the Offer within a period to be
                                   agreed;

                               (d) no acquisition of shares in Target to a
                                   level that would trigger a mandatory offer;

                               (e) compliance with the provisions of
                                   applicable law, regulations, codes and
                                   practices; and

                               (f) the Offer to be in accordance with the
                                   Offer Documents provided as conditions
                                   precedent and not to include terms
                                   materially different or adverse to the
                                   Facility.

Events of Default              Events of default commonly found in a facility
                               of this type including the following will apply, subject to the Usual Exceptions (which shall include grace/cure periods and materiality tests to be agreed and carve-outs will be agreed to exclude events relating to the Bank Borrower Vehicle which are attributable to the Finance Parties knowingly causing the Bank Borrower Vehicle to breach obligations under the Facility Documentation):

                               (a) non-payment;

                               (b) breach of covenant;

                               (c) breach of representation or warranty;

                               (d) invalidity or unlawfulness or repudiation
                                   of Finance Documents;

                               (e) cross acceleration with any other financial
                                   indebtedness in excess of an amount to be agreed of any Obligor or any member of the Yellow Group (other than existing Target

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                                   Group debt capable of being declared due by
                                   reason solely of a change in control) or of Green;

                               (f) insolvency and related matters affecting
                                   any Obligor or any material Yellow Group company;

                               (g) litigation affecting any Obligor or
                                   material Yellow Group company;

                               (h) any Obligor or a material Yellow Group
                                   company ceases or proposes to cease
                                   carrying on its business;

                               (i) compulsory acquisition of all or any part
                                   of the property or assets of any Obligor or material Yellow Group Company;

                               (j) the accounts are materially qualified by
                                   the auditors;

                               (k) Sunward ceases to hold the requisite
                                   percentage of the entire issued share
                                   capital of Dutch Holdco;

                               (l) the Bank Borrower Vehicle ceases to hold
                                   the requisite percentage of the entire
                                   issued share capital of Dutch Holdco (other than as a result of a default by the Banks);

                               (m) Dutch Holdco ceases to hold directly the
                                   requisite percentage (85.15% plus any
                                   increased capital) of the entire issued
                                   share capital of Yellow;

                               (n) Yellow ceases to hold directly 100% of the
                                   entire issued share capital of Bidco; and

                               (o) material adverse change (by reference to
                                   Material Adverse Effect).

Assignments and Transfers      The Banks may assign or transfer their
                               interests in the Facility to any bank or financial institution with the consent of Yellow (such consent not to be unreasonably withheld or delayed).

Majority Banks                 51%

Other provisions               In addition to the above terms, the Facility
                               Agreement will be drafted on terms which are usual for a facility of this type including indemnities protecting the Banks for broken funding and enforcement costs and for liabilities incurred due to the Borrower's
                               (other than as a result of a default by the Banks) or any member of Yellow Group's default and terms relating to illegality, increased costs, market disruption, withholding tax, payments and to provide for changes in market practice as a result of EMU. These terms and conditions may be amended, as mutually agreed, to reflect issues needed for proper execution of the transaction.

Law The Facility Agreement and other Facility Documentation will be governed by English law.

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